Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
For further information, contact
Shelley Hickman - Director,
Global Communications
Tel: 414.768.4599
Shelley.Hickman@bucyrus.com
www.bucyrus.com

Bucyrus International, Inc. Issues 2010 Sustainability Report

Company’s report meets the Global Reporting Initiative’s B+ application level for second year

South Milwaukee, WI, USA, May 19, 2011 /GlobeNewswire/– Bucyrus International, Inc. (NASDAQ: BUCY), a world leader in the design and manufacture of mining equipment, announced today that the organization has issued its 2010 Sustainability Report, externally assured at the B+ application level in accordance with the Global Reporting Initiative’s Sustainability Reporting Guidelines for the second consecutive year. External assurance was conducted by ISOS Group, LLC (www.isosgroup.com).

“Ensuring sustainable development is strategic to our business and consolidating our efforts worldwide has strengthened our commitments to our stakeholders. Sustainability isn’t just some thing we do; it’s the way we do business. The outstanding results following our inaugural sustainability report are a testament to the exceptional dedication and hard work of our employees. It’s our people who have embraced sustainability and are responsible for the accomplishments reported in 2010,” said President and CEO Tim Sullivan.

Bucyrus’ 2010 report documents the organization’s continued efforts to meet the needs of today while ensuring that future generations will be able to meet theirs. Report highlights include:

•	Bucyrus’ global workforce increased by approximately 50% from 2009 to 2010.

•	Our focus on safety had positive results. Compared to 2009, our 2010 total incident rate decreased by 32% and lost time incident rate decreased by 21%, even though hours worked increased by 26%.

•	Bucyrus reported additional environmental indicators in 2010, including greenhouse gas emissions by weight and total water withdrawal by source.

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A state-of-the-art “green” switching locomotive entered service at Bucyrus that uses 1/3 the fuel, saving an estimated 4,000,000 liters of fuel over its lifespan and reducing greenhouse gas emissions by 2/3 compared to previous models.

•	Bucyrus invested nearly $5 million in workforce development globally through employee training, apprenticeship programs, and tuition reimbursement.

•	Bucyrus South Africa launched a Mobile Dental Hygiene Unit that provides dental care for nearly 250 children monthly.

As a premier equipment supplier to the mining industry, Bucyrus is committed to being a dependable partner to its customers, employees, communities, and shareholders. At the core of that commitment is creating safe work environments, and modeling the best behaviors of corporate stewardship that will sustain many generations to come. It is Bucyrus’ intention to be an integral leader in creating, sustaining, and enhancing a safe and environmentally friendly industry.

Bucyrus’ complete sustainability report can be found on the Company’s sustainability website at http://www.bucyrus.com/sustainability.

About Bucyrus International, Inc.

Bucyrus is a world leader in the design and manufacture of high productivity mining equipment for the surface and underground mining industries. Bucyrus’ surface mining equipment is used for mining coal, copper, iron ore, oil sands, and other minerals. Bucyrus’ underground mining equipment is used primarily for mining coal and also used in mining minerals such as potash and trona. In addition to machine manufacturing, Bucyrus manufactures high quality OE parts and provides world-class support services for its machines. Bucyrus’ corporate headquarters is located in South Milwaukee, Wisconsin, USA.

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